EXHIBIT 99

  For additional information, please contact:      Mr. Tim Marshall
                                                   Shareholder Communications
                                                   Corporation
                                                   (212)-805-7000


        Reading & Bates Announces Commission-Free Oddlot Selling Program

  October  7, 1996, Houston, Texas.....Reading & Bates Corporation (RB-NYSE)
  announced today that it has retained Shareholder Communications Corporation to manage a voluntary commission-free selling program for shareholders who, as of September 27, 1996, owned fewer than 100 shares of Reading & Bates Corporation Common Stock.

  The program will permit eligible shareholders the opportunity to sell all of their eligible shares. The price to be paid to participating shareholders will be a weighted average sales price. This uniform price will be based on those Reading & Bates shares submitted from October 7, 1996 to November 7, 1996, and are then sold in the open market. If the program is extended, the price to be paid per share tendered in the extension period will be the weighted average price determined during the extension period.

  Reading & Bates Corporation has established a commission-free oddlot selling program to save annual servicing costs while providing small shareholders with a convenient and inexpensive method of selling shares.

  Shareholder Communications Corporation, specialist in the design and implementation of oddlot programs, will administer the program which is set to expire on November 7, 1996, unless extended.

  Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction, and project management services and subsea and floating production systems to the upstream offshore oil and gas industry worldwide.

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